August 23, 2005


Mail Stop 45-61

Robert M. Alderman
800 Scudders Mill Road - Section 2G
Plainsboro, NJ 08536

Re:	HENRY JOHN W & CO/MILLBURN L P
	Form 10-K for the year ended December 31, 2004
	File No. 000-18215

Dear Mr. Alderman:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3413 if you have questions.


						Sincerely,


						Cicely D. Luckey
Branch Chief



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HENRY JOHN W & CO/MILLBURN L P
May 10, 2005
Page 3